Exhibit 2.1

Execution Version

NON-REDEMPTION AGREEMENT

This NON-REDEMPTION AGREEMENT (this “Agreement”), dated as of November 7, 2023, is made by and between Mobiv Acquisition Corp., a Delaware corporation (“SPAC”), the undersigned investors (collectively, the “Investor”), and Mobiv Pte. Ltd., a Singapore private company limited by shares (the “Sponsor”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, on March 13, 2023, SPAC, SRIVARU Holding Limited, a Cayman Islands exempted company (“SVH”), and Pegasus Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of SPAC, entered into an agreement and plan of merger, as amended by the First Amendment to Agreement and Plan of Merger dated August 4, 2023 (as amended, the “Merger Agreement”);

WHEREAS, as of the date hereof, SPAC is authorized to issue 100,000,000 shares of Class A common stock of SPAC, of which 6,316,737 shares are issued and outstanding (the “SPAC Shares”);

WHEREAS, the Sponsor is the record and beneficial owner of 2,471,250 shares of Class B common stock of SPAC (the “Founder Shares”) and 543,300 Private Units (together with the Founder Shares, the “Sponsor Equity”);

WHEREAS, in connection with the Business Combination, the Investor (i) elected to redeem certain SPAC Shares and now desires to withdraw such election to redeem with respect to such SPAC Shares and (ii) will purchase SPAC Shares solely from shareholders of SPAC who have elected to redeem their shares (rather than on the open market), such that the total number of SPAC Shares held of record by the Investor immediately prior to the Effective Time shall be the number of such SPAC Shares set forth on the Investor’s signature page hereto (the “Shares”); and

WHEREAS, in consideration of the Investor’s commitment to not redeem the Shares pursuant to this Agreement, SPAC and the Sponsor desire to guarantee that the Investor’s Shares will convert into a minimum number of Company Shares at the Effective Time, by virtue of the Merger, as further set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

AGREEMENTS OF THE INVESTOR

1.1 The Investor covenants and agrees to reverse and revoke any prior redemption elections made with respect to the Shares and that, prior to the Termination Date, neither it nor any of its affiliates shall (a) directly or indirectly Transfer (other than to any fund or account managed by the same investment manager as the Investor) any of the Shares, or any voting or economic interest therein, as of and following the date hereof through the earlier of (i) the Closing of the Business Combination and (ii) the termination of the Merger Agreement in accordance with its terms, or (b) exercise any redemption rights under the Amended and Restated Certificate of Incorporation of SPAC in connection with the Business Combination or the SPAC Stockholders Meeting, with respect to the Shares (collectively, the “Redemption Rights”). For purposes hereof, “Transfer” shall mean, with respect to the Shares, the transfer, sale, offer, exchange, assignment, pledge (other than pursuant to standardized pledge arrangements with the Investor’s prime brokers) or other disposition. For the avoidance of doubt, nothing in this Agreement shall limit or restrict Investor’s right to conduct any transfer, sale, offer, exchange, assignment, pledge (other than pursuant to standardized pledge arrangements with the Investor’s prime brokers) or other disposition of any Company Shares on or after the Closing Date.

1.2 In furtherance of the foregoing: (a) through the Termination Date, the Investor hereby irrevocably waives, on behalf of itself and its affiliates, the Redemption Rights and irrevocably constitutes and appoints SPAC and its respective designees, with full power of substitution, as its (and its affiliates) true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to revoke any redemption election made in contravention of Section 1.1 above with respect to any Shares and to cause SPAC’s transfer agent to fail to redeem such Shares in connection with the Business Combination, and (b) in the event of a breach of Section 1.1 with respect to any Shares (the “Transferred/Redeemed Shares”), the Investor unconditionally and irrevocably agrees to, or to cause one or more of its affiliates to, subscribe for and purchase from SPAC (or from its permitted assignee(s) or designee(s)) a number of ordinary shares of SPAC equal to the number of such Transferred/Redeemed Shares, for a per share purchase price equal to the amount to be received by public shareholders of SPAC exercising their Redemption Rights in connection with the Business Combination.

1.3 The Investor hereby agrees that, from the date of this Agreement until the Closing Date, neither the Investor nor any person or entity acting on behalf of the Investor or pursuant to any understanding with the Investor will engage in any hedging transactions or Short Sales with respect to securities of SPAC. For purposes of this Section 1.3, “Short Sales” shall include, without limitation, (a) all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, (b) all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage or other similar financing arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and (c) sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

1.4 The obligations of the Investor set forth in Sections 1.1, 1.2 and 1.3 of this Agreement shall be subject to the satisfaction, or valid waiver by the Investor, of the conditions that:

(a) all representations and warranties of the Sponsor and SPAC contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of such date); and

(b) the Sponsor and SPAC shall have performed, satisfied, and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied, or complied with by it at or prior to the Closing.

ARTICLE II

AGREEMENTS OF THE SPONSOR AND SPAC

2.1 In consideration of the Investor’s performance of its obligations described herein and upon satisfaction (or, if applicable, waiver) of the conditions set forth in Section 2.2 of this Agreement, each of the Investor’s Shares will convert in accordance with Section 2.03(c) of the Merger Agreement, and the Sponsor and SPAC will take such actions as necessary to ensure that the Investor receives no fewer than twenty (20) Company Shares per Share at the Effective Time, (i) none of which will be subject to any lock-up restrictions and (ii) which Company Shares shall be comprised of (A) 5,270,790 registered, fully transferable Company Shares (the “Registered Company Shares”) listed and admitted to trading on the Nasdaq Stock Market LLC corresponding to (x) 500,000 SPAC shares (being Qualified SPAC Shares)1 to be converted into 500,000 Company Shares in accordance with the Merger Agreement, and (y) 2,984,550 shares or Private Units consisting of Sponsor Equity to be converted into Company Shares; and (B) 4,729,210 unregistered Company Shares (the “Unregistered Company Shares”, and collectively with the Registered Company Shares, the “Investor Company Shares”) to be listed and admitted to trading on the Nasdaq Stock Market LLC and subject to a Registration Agreement dated as of the date hereof between SVH and the Investor. The Investor Company Shares shall be issued to the Investor and the managed accounts or fund entities for which the Investor exercises investment discretion, as designated in writing to SPAC.

2.2 Upon the Closing of the Business Combination if there is not an effective registration statement covering all of the Investor Company Shares, then the Sponsor and SPAC shall cause SVH to file, within 15 days of the Closing of the Business Combination, a Demand Registration Statement (as such term is defined in the RRA) and to use its reasonable best efforts to cause such Demand Registration Statement to be promptly declared effective under the Securities Act, in compliance with the Deemed Registration Request (as such term is defined in the RRA).

2.3 The obligations of the Sponsor and SPAC set forth in Section 2.1 of this Agreement shall be subject to the satisfaction, or valid waiver by the Sponsor and SPAC, of the conditions that:

(a) all representations and warranties of the Investor contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of such date); and

[1]

These 500,000 shares are “Qualified SPAC Shares” and, as such, will convert into 2,286,240 Company Shares pursuant to the Merger Agreement (consisting of 500,000 Company Shares from the base one-for-one exchange plus 1,786,240 Company Shares from the bonus pool).

(b) the Investor shall have performed, satisfied, and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied, or complied with by it at or prior to the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of SPAC. SPAC represents and warrants as of the date hereof to the Investor as follows:

(a) SPAC is duly organized, validly existing and in good standing under the laws of the State of Delaware, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within SPAC’s corporate powers and have been duly authorized by all necessary exempted company actions on the part of SPAC. This Agreement has been duly executed and delivered by SPAC and, assuming due authorization, execution and delivery by the Investor, this Agreement constitutes a legally valid and binding obligation of SPAC, enforceable against SPAC in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Law, other similar Law affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) The execution and delivery of this Agreement by SPAC does not, and the performance by SPAC of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of SPAC or (ii) require any consent or approval that has not been given or other action that has not been taken by any person, in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by SPAC of its obligations under this Agreement. SPAC has full right and power to enter into and execute this Agreement.

(c) SPAC management and its representatives and advisors have undertaken customary and commercially reasonable efforts in its business, legal, accounting, and other due diligence investigation in determining that SVH was and continues to be an appropriate target for a business combination.

(d) No event or series of related events that has caused or would reasonably be expected to cause, individually or in the aggregate, a SPAC Material Adverse Effect, has occurred or is continuing.

(e) No broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with this Agreement.

(f) There is no action pending against the SPAC or, to the SPAC’s knowledge, threatened against the SPAC, before any court, arbitrator or governmental authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by SPAC of its obligations under this Agreement.

(g) SPAC understands and acknowledges that Investor is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of SPAC set forth in this Agreement.

3.2 Representations and Warranties of the Sponsor. The Sponsor represents and warrants as of the date hereof to the Investor as follows:

(a) The Sponsor is duly organized, validly existing and in good standing under the laws of Singapore, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s powers and have been duly authorized by all necessary company actions on the part of SPAC. This Agreement has been duly executed and delivered by the Sponsor and, assuming due authorization, execution and delivery by the Investor, this Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Law, other similar Law affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) There are no securities or instruments issued by or to which Sponsor or SPAC is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Investor Company Shares. As of the date hereof, Sponsor has no subsidiaries, other than SPAC, and, other than in respect of any Sponsor Loans or working capital loans to SPAC, does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. Other than the Sponsor Letter Agreement, there are no shareholder agreements, voting trusts or other agreements or understandings to which Sponsor is a party or by which it is bound relating to the voting of any securities of SPAC or SVH.

(c) Other than the 60,000 Founder Shares owing to service providers of SPAC, at the Effective Time, the Sponsor shall be the record and beneficial owner of, and have good and marketable title to, the Sponsor Equity and will, immediately prior to the conversion of the Investor’s Shares for Investor Company Shares, be the record and beneficial owner of the Sponsor Equity, in each case, free and clear of all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements or restrictions of any kind (other than transfer restrictions pursuant to applicable securities laws). The Founder Shares are fully paid and are non-assessable. The Sponsor Equity to be transferred to the Investor, when transferred to Investor as provided herein, will be free and clear of all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements or restrictions of any kind (other than transfer restrictions pursuant to applicable securities laws). The Sponsor Equity is duly authorized, fully paid, and non-assessable.

(d) The Sponsor has not offered the Investor Company Shares by means of any general solicitation or general advertising within the meaning of Regulation D of the Securities Act, including but not limited to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or the internet or broadcast over television, radio or the internet or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(e) The Sponsor is not entering into the transactions contemplated by this Agreement to create actual or apparent trading activity in the Company Shares (or any security convertible into or exchangeable for Company Shares) or to raise or depress or otherwise manipulate the price of the Company Shares (or any security convertible into or exchangeable for Company Shares) or otherwise in violation of the Exchange Act. The Sponsor has not entered into or altered, and agrees that the Sponsor will not enter into or alter, any corresponding or hedging transaction or position with respect to the Company Shares.

(f) The execution and delivery of this Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any person, in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement. The Sponsor has full right and power to enter into and execute this Agreement.

(g) No event or series of related events that has caused or would reasonably be expected to cause, individually or in the aggregate, a Company Material Adverse Effect, has occurred or is continuing.

(h) Other than EF Hutton, a division of Benchmark Investments, LLC, no broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with this Agreement.

(i) There is no action pending against the Sponsor or, to the Sponsor’s knowledge, threatened against the Sponsor, before any court, arbitrator or governmental authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

3.3 Representations and Warranties of the Investor. The Investor represents and warrants as of the date hereof to the Sponsor and SPAC as follows:

(a) This Agreement has been duly executed and delivered by the Investor and, assuming due authorization, execution and delivery by the Sponsor and SPAC, this Agreement constitutes a legally valid and binding obligation of the Investor, enforceable against the Investor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Law, other similar Law affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) The Investor acknowledges that it is aware that there are substantial risks incident to the ownership of the SPAC Shares. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the SPAC Shares, and the Investor has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as the Investor has considered necessary to make an informed investment decision.

(c) The Investor has adequately analyzed and fully considered the risks of an investment in the SPAC Shares and determined that the SPAC Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in the SPAC Shares. The Investor acknowledges specifically that a possibility of total loss exists.

ARTICLE IV

MISCELLANEOUS

4.1 Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (such date, the “Termination Date”): (a) such date and time as the Merger Agreement is validly terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of all parties hereto to terminate this Agreement, (c) November 14, 2023, if the Closing of the Business Combination has not occurred by such date and the terminating party’s breach was not the primary reason the Closing failed to occur by such date, or (d) the liquidation of SPAC (the termination events described in clauses (a)–(d) above, collectively, the “Termination Events”); provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination or common law intentional fraud in the making of any representation or warranty hereunder, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach or fraud. SPAC shall notify the Investor of the termination of the Merger Agreement promptly after the termination thereof. Upon the occurrence of any Termination Event, except as set forth in the proviso to the first sentence of this Section 4.1, this Agreement shall be void and of no further effect.

4.2 Trust Account Waiver. Reference is made to the final prospectus dated as of September 8, 2023 and filed with the U.S. Securities and Exchange Commission (“SEC”) (File No. 333-272717) on September 9, 2023 (the “Prospectus”). The Investor has reviewed the Prospectus and acknowledges that SPAC has established the trust account described in the Prospectus (the “Trust Account”) for the benefit of the public shareholders (the “Public Shareholders”) and the underwriter (“Underwriter”) of SPAC’s initial public offering (“IPO”) and that, except for certain exceptions described in the Prospectus, SPAC may disburse monies from the trust account only: (i) to the Public Shareholders in the event of the redemption of their shares or the liquidation of SPAC; (ii) to SPAC and the Underwriters after the consummation of a business combination, as described in the Prospectus (a “Business Combination”), (iii) to the Public Shareholders in the event SPAC does not consummate a Business Combination prior to February 8, 2024 (assuming the exercise of all available extensions), or (iv) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay any taxes and up to $100,000 in dissolution expenses. The Investor hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account (a “Claim”) and hereby waives any Claim it may have now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or makes any Claim against the Trust Account for any reason whatsoever. The Investor agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its representatives to induce SPAC to enter into this Agreement, and the Investor further intends and understands such waiver to be valid, binding and enforceable against the Investor and each of its representatives under applicable law.

To the extent the Investor or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SPAC or its representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its representatives, the Investor hereby acknowledges and agrees that its and its representatives and affiliates’ sole remedy shall, except (i) as may be set forth in any definitive agreement or (ii) in connection with any rights or claims of the Investor or any of its related parties as a shareholder of SPAC to the extent related to or arising from any shares of the SPAC, including for the avoidance of doubt, any right to redeem its shares, be against funds held outside of the Trust Account and that such Claim shall not permit the Investor, or its representatives or affiliates or shareholders (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account or any amounts contained therein.

4.3 Disclosure; Waiver. As of the date hereof, to the Sponsor and SPAC’s knowledge, Investor is not in possession of any material non-public information received from the Sponsor, SVH, SPAC or any of their respective officers, directors or employees. SPAC shall, by 9:00 a.m., New York City time, within four (4) Business Days following the date of this Agreement, file with the Commission a Current Report on Form 6-K disclosing all material terms of the transactions contemplated hereby. The parties to this Agreement shall cooperate with one another to assure that such disclosure is accurate. Each of the Sponsor and SPAC agrees that the name of Investor shall not be included in any public disclosures related to this Agreement unless required by applicable law, regulation or stock exchange rule. Investor acknowledges that the Sponsor and SPAC may possess or have access to material non-public information which has not been communicated to Investor. The Sponsor and SPAC shall not deliver, and shall cause SVH and their respective officers, directors or employees not to deliver, to Investor any material non-public information relating to the Sponsor, SVH or SPAC without Investor’s prior written consent. The Sponsor, SVH and SPAC shall, by 9:00 a.m., New York City time, on the date following the Closing of the Business Combination, file with the Commission a Current Report on Form 6-K disclosing any material non-public information delivered to Investor after the date of this Agreement.

4.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Agreement must be brought exclusively in the United States District Court for the Southern District of New York, the Supreme Court of the State of New York and the federal courts of the United States of America located in the State of New York (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 4.10 of this Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

4.5 Waiver of Jury Trial. EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

4.6 Assignment. Neither this Agreement nor any rights that may accrue to the Investor hereunder may be transferred or assigned. Neither this Agreement nor any rights that may accrue to the Sponsor or SPAC hereunder may be transferred or assigned. Notwithstanding the foregoing, the Investor may assign its rights and obligations under this Agreement to one or more of its affiliates or equity holders (including other investment funds or accounts managed or advised by the Investor or investment manager who acts on behalf of the Investor or an affiliate thereof) or, with SPAC’s prior written consent, to another person, provided that (i) such assignee(s) agrees in writing to be bound by the terms hereof, and upon such assignment by the Investor, the assignee(s) shall become the Investor hereunder and have the rights and obligations and be deemed to make the representations and warranties of the Investor provided for herein to the extent of such assignment and (ii) no such assignment shall relieve the Investor of its obligations hereunder if any such assignee fails to perform such obligations.

4.7 Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that SPAC shall be entitled to specifically enforce the Investor’s obligations and the provisions of the Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (a) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (b) not to assert that a remedy of specific enforcement pursuant to this Section 4.7 is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (c) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. In connection with any proceeding for which SPAC is being granted an award of money damages, the Investor agrees that such damages, to the extent payable by the Investor, shall include, without limitation, damages related to the consideration that is or was to be paid to SPAC under this Agreement and such damages are not limited to an award of out-of-pocket fees and expenses related to this Agreement.

4.8 Amendment. This Agreement may not be amended, modified or waived except by an instrument in writing, signed by each of the parties hereto.

4.9 Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

4.10 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient, (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address or electronic mail address, as applicable, listed below (or, in the case of the Investor, as set forth on the Investor’s signature page) or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 3.10.

If to Sponsor:

Mobiv Pte. Ltd.

850 Library Avenue, Suite 204

Newark, DE 19711

Attention: Peter Bilitsch

Email: peter.bilitsch@mobiv.ac

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

800 Capitol St., Suite 2400

Houston, Texas 77002

Attention: Michael J. Blankenship

Email: MBlankenship@winston.com

If to SPAC:

Mobiv Acquisition Corp

850 Library Avenue, Suite 204

Newark, DE 19711

Attention: Peter Bilitsch

Email: peter.bilitsch@mobiv.ac

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

800 Capitol St., Suite 2400

Houston, Texas 77002

Attention: Michael J. Blankenship

Email: MBlankenship@winston.com

4.11 Counterparts. This Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

4.12 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

4.13 Most Favored Nation. In the event the Sponsor or SPAC enters into one or more other non-redemption agreements before or after the execution of this Agreement in connection with the Business Combination, the Sponsor and SPAC represent that the terms of such other agreements are not materially more favorable to such other investors thereunder than the terms of this Agreement are in respect of Investor. In the event that another investor is afforded any such more favorable terms than Investor, the Sponsor and SPAC shall promptly inform Investor of such more favorable terms in writing, and Investor shall have the right to elect to have such more favorable terms included herein, in which case the parties hereto shall promptly amend this Agreement to effect the same.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.

SPAC:

MOBIV ACQUISITION CORP

By:	/s/ Peter Bilitsch
Name:	Peter Bilitsch
Title:	Chief Executive Officer

SPONSOR:

MOBIV PTE. LTD.

By:	/s/ Peter Bilitsch
Name:	Peter Bilitsch
Title:	Founder and Director

[Signature Page to Non-Redemption Agreement]

INVESTOR:

WALLEYE OPPORTUNITIES MASTER FUND LTD

By:	/s/ William England
Name:	William England
Title:	CEO of the Investment Manager

NUMBER OF SHARES: 270,000

WALLEYE INVESTMENTS FUND LLC

By:	/s/ William England
Name:	William England
Title:	CEO of the Investment Manager

NUMBER OF SHARES: 180,000

SEA HAWK MULTI-STRATEGY MASTER FUND LTD.

By:	/s/ William England
Name:	William England
Title:	CEO of the Investment Manager

NUMBER OF SHARES: 50,000

[Signature Page to Non-Redemption Agreement]